Exhibit 99.1

Enerpac Tool Group Announces Early, Voluntary Redemption of Its Outstanding Senior Notes Due 2022

MILWAUKEE--(BUSINESS WIRE)--May 14, 2020--Enerpac Tool Group Corp. (NYSE:EPAC) today announced it is providing notice to bond holders calling for redemption of all its outstanding 5.625% Senior Notes due 2022 (CUSIP: 00508XAF1; ISIN: US00508XAF15) (the “Notes”) in accordance with the Indenture dated April 16, 2012 (as amended and supplemented, the “Indenture”) governing the Notes. The aggregate outstanding principal amount of the Notes is $287,559,000. This voluntary, early redemption of the Notes will occur on June 15, 2020 (“Redemption Date”) at a redemption price equal to 100% (expressed as a percentage of the principal amount of the Notes to be redeemed) plus accrued and unpaid interest up to but not including the Redemption Date.

Enerpac Tool Group intends to fully fund the redemption of the Notes by drawing on its previously undrawn $400 million revolving credit facility, which currently carries an interest rate of LIBOR + 137.5 bps for drawn amounts. The early redemption is expected to reduce annual interest expense by as much as $10 million at current interest rates while continuing to preserve financial flexibility for the Company.

This press release is for informational purposes only and does not constitute a notice of redemption of, or an offer to purchase or a solicitation of an offer to purchase, the Notes. The formal notice of redemption is being provided separately in accordance with the terms of the Indenture.

About Enerpac Tool Group

Enerpac Tool Group is a premier industrial tools and services company serving a broad and diverse set of customers in more than 90 countries. The Company’s businesses are global leaders in high pressure hydraulic tools, controlled force products and solutions for precise positioning of heavy loads that help customers safely and reliably tackle some of the most challenging jobs around the world. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Enerpac Tool Group trades on the NYSE under the symbol EPAC. For further information on Enerpac Tool Group and its businesses, visit the Company's website at www.enerpactoolgroup.com.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Among other risks and uncertainties, Enerpac Tool Group’s results are subject to risks and uncertainties arising from general economic conditions, the COVID-19 pandemic, including the impact of the pandemic or related government responses on our business, the businesses of our customers and vendors, employee mobility, and whether our business and those of our customers and vendors will continue to be treated as “essential” operations under government orders restricting business activities or, even if so treated, whether site-specific health and safety concerns related to COVID-19 might otherwise require operations to be halted for some period of time, volatile oil pricing, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K for the fiscal year ended August 31, 2019 and Form 10-Q for the period ended February 29, 2020 filed with the Securities and Exchange Commission for further information regarding risk factors. Enerpac Tool Group disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

Contacts

Barb Bolens
EVP and Chief Strategy Officer
262.293.1562